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                   COURT GRANTS STAR UNTIL OCTOBER 12, 2001 TO
                          FILE A PLAN OF REORGANIZATION

SANTA BARBARA, Calif.--August 13, 2001-- STAR Telecommunications, Inc.
announced today that on August 6, 2001, the United States Bankruptcy Court for the District of Delaware approved an order extending STAR Telecommunications, Inc.'s exclusive period in which to file a plan of reorganization to October 12, 2001. From October 12, 2001 through November 12, 2001, a co-exclusivity period will exist, during which time both STAR and the Creditors' Committee will have the right to file. Either STAR and/or the Creditors' Committee, depending upon whether either party or both parties file a plan in such period, shall have until January 14, 2002 to solicit acceptances of any such plan.

STAR filed a voluntary petition for U.S. Bankruptcy Code Chapter 11 bankruptcy protection on March 13, 2001. Trading in STAR's stock was halted by NASDAQ on March 13, 2001 in accordance with Marketplace Rule 4450(f), pending receipt and review of additional information requested by the staff. On March 27, 2001, STAR requested that NASDAQ terminate the designation of its securities as NASDAQ National Market securities and requested that the staff delist its securities at the earliest practicable date, in accordance with Marketplace Rule 4480(b). STAR's securities were subsequently delisted by NASDAQ on April 4, 2001. Trading in STAR's stock is extremely limited.

With the termination of its wholesale business, STAR has resolved to pursue an orderly liquidation of its assets in Chapter 11 in an efficient manner designed to maximize the value of its assets for the benefit of its creditors.

ABOUT STAR TELECOMMUNICATIONS
STAR Telecommunications provides global telecommunications services to consumers and long distance carriers. STAR provides international and national long distance services, international private line, dial around services and international toll-free services.

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. STAR's future actual results could differ materially from the forward-looking statements discussed herein. Under applicable bankruptcy requirements and procedures, STAR intends to prepare and file with the Bankruptcy Court monthly operating statements, which include summary unaudited consolidated statements of operations, consolidated balance sheets and consolidated statements of cash flow. As a result of the substantial expense and undue hardship that would be incurred by STAR in preparing quarterly and annual reports, STAR has ceased filing quarterly and annual reports on Forms 10-Q and 10-K, respectively, with the Securities and Exchange Commission and instead will file the monthly operating statements as exhibits to Current Reports on Form 8-K in accordance with SEC Release No. 34-9660.


CONTACT
STAR Telecommunications, Inc.
Eric Bohman, 800-899-1962 (Investor Relations) ir@startel.com